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                                                                    Exhibit 99.2

                                                  FOR IMMEDIATE RELEASE
                                         Contact: Larry Gerdes, President & CEO
                                                  404-364-8000
                                                  larry.gerdes@trcr.com

June 3, 2002
(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND SELLS CASCADE

Atlanta, Georgia, TRANSCEND SERVICES, INC. (NASDAQ:TRCR), a leading provider of transcription services to the healthcare community, announced that it sold certain assets and the operations of Cascade Health Information Software, Inc. ("Cascade"), a wholly owned subsidiary of Transcend Services, Inc. ("Transcend"), to QuadraMed Corporation (NASDAQ: QMDC) for $1.25 million.

Cascade provides software for the coding and abstraction of patient medical records. Cascade reported revenue of $2.0 million and $345,000 in 2001 and for the three months ended March 31, 2002, respectively. Transcend reported consolidated revenue of $13.8 million and $3.3 million for the same periods, respectively. Since the transaction is effective May 31, 2002, Cascade's operating results for the five months ended May 31, 2002 will be included in Transcend's consolidated operating results for the three and six-month periods ended June 30, 2002.

Larry Gerdes, President & CEO, commented on the sale of Cascade: "This strategic transaction helps both parties. Transcend can now focus entirely on its core business of providing transcription services to the healthcare industry under a relatively predictable recurring revenue business model. QuadraMed can broaden its market offering and strengthen its market share in the health information management sector. Both Cascade's customers and its employees will benefit from this transaction."

Mr. Gerdes further stated: "From a financial perspective, this transaction has additional advantages to Transcend. The projected gain on the sale of Cascade enables Transcend to re-achieve compliance with the continued listing requirements of the Nasdaq SmallCap Market. Further, the cash generated from the sale of Cascade will bolster Transcend's cash reserves and enhance our overall financial condition."

Transcend Services, Inc. ( www.transcendservices.com ) provides medical transcription services to the healthcare industry. Powered by its web-based voice and data distribution technology, the Company's home-based medical transcription professionals document patient care by converting physicians' voice recordings into electronic medical record documents.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend's solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend's periodic reports and registration statements filed with the Securities and Exchange Commission.

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